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                                                                    Exhibit 10.1

                    AGREEMENT OF PURCHASE AND SALE OF ASSETS

      THIS AGREEMENT OF PURCHASE AND SALE OF ASSETS (this "Agreement"), is entered into this September 7, 2004, between JMAR Technologies, Inc., a Delaware corporation ("JMAR"), on the one hand, and Gregory M. Quist ("Quist") and David
A. Drake ("Drake"), doing business as The LXT Group, on the other hand (Quist and Drake are referred to herein collectively as "Sellers").

                                   WITNESSETH:

      WHEREAS, the parties entered into a letter agreement, dated April 16, 2004 ("Letter Agreement") and an Alliance Agreement, dated June 10, 2004 ("Alliance Agreement"), both of which provide for the execution of a definitive agreement to fund the development of the proof of concept model and beta models of the CORTS system and, upon the satisfaction of certain conditions, to purchase the CORTS Business; and

      WHEREAS, JMAR desires to purchase and acquire from Sellers, and Sellers desire to sell, transfer and assign to JMAR, for the purchase price and upon the terms and subject to the conditions hereinafter set forth, substantially all of the assets of the CORTS Business; and

      NOW, THEREFORE, in consideration of the representations, warranties, covenants, agreements and undertakings hereinafter set forth in this Agreement, the parties hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

      1.1 "CORTS" shall mean a continuous online real-time surveillance system that uses light scattering for detection of microorganism contamination of water.

      1.2 "CORTS Technology" shall mean the technology related to the CORTS system, including the technology described in the Provisional Patent Application prepared by Quist and Drake and filed with the U.S. Patent & Trademark Office on January 8, 2004 (the "Provisional Application"), and all designs, specifications, build list, software, algorithms and related technology.

      1.2 "CORTS Business" shall mean all of the tangible and intangible assets or other rights owned by Quist and/or Drake related to the CORTS system and the CORTS Technology.

      1.3 "Seed Stage" shall mean the activities performed during the period from April 19, 2004 until January 5, 2005.

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                                   ARTICLE II
                          PURCHASE AND SALE OF ASSETS;
                       CONSIDERATION AND TERMS OF PAYMENT

      2.1 Sale of Assets. On the terms and subject to the conditions set forth in this Agreement, at the Closing (as defined in Section 5.1 hereof), Sellers will sell, transfer, convey, assign and deliver to JMAR, and JMAR will purchase and acquire from Sellers, all right, title and interest of Sellers in, to and under all of Seller's respective rights, assets, and properties related to, used in or necessary for the CORTS Business, of every kind, nature, character and description, tangible and intangible (including goodwill), real, personal, and mixed (including fixtures and improvements), known and unknown, and wherever located, whether accrued, contingent or otherwise and whether now existing or hereafter acquired prior to the Closing Date (collectively the "Purchased Assets"). The Purchased Assets will include, without limitation, the following assets and properties of the Sellers related to, used in or necessary for the CORTS Business:

      (a) all machinery, equipment, furniture, furnishings, office supplies and similar property;

      (b) all inventories of raw materials, work in process, finished products, goods, products, including the Proof of Concept, Alpha models and Beta Models, spare parts, replacement and component parts, and office and other supplies (collectively, the "Inventories");

      (c) all rights to unfilled customer orders;

      (d) all of the rights of Sellers under all contracts, arrangements, confidentiality agreements, patent assignments, license and technology agreements, leases and other agreements;

      (e) all accounts receivable and other receivables and all prepaid expenses, prepayments and deposits;

      (f) (i) all patents throughout the world and applications therefor including the Provisional Application and all applications for patents filed between the date hereof and the Closing Date, (ii) all trademarks, service marks and trade names throughout the world, including registrations and applications for registration thereof, including "BioSentry," and (iii) all copyright registrations throughout the world and applications therefor, and any other non-registered copyrights;

      (g) all designs, software, algorithms, drawing packages, plans, trade secrets, inventions, processes, procedures, research records, manufacturing know-how and manufacturing formulae;

      (h) all books, records, manuals and other materials, including, without limitation, all lists of customers, distribution lists, production data, sales and promotional materials and

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      records, research and development files, data and laboratory books, patent disclosures and accounting records, excluding professional books and published papers owned by Sellers prior to April 1, 2004; and

      (i) to the extent their transfer is permitted by law, all governmental and other licenses, permits and approvals and license applications relating specifically to the Purchased Assets.

At the Closing, Sellers will transfer, convey, assign and deliver all of the Purchased Assets to JMAR free and clear of all liabilities, obligations, security interests, liens, charges, encumbrances and claims.

      2.2 Assumption of Liabilities. On the terms and subject to the conditions set forth in this Agreement, at the Closing JMAR will assume and agree to pay, perform or discharge all of the liabilities, obligations and commitments arising out of or requiring performance under agreements, contracts or commitments entered into after April 16, 2004 that are included in the Purchased Assets (the "Assumed Liabilities"). At the Closing, JMAR will execute and deliver to Sellers an assumption agreement for the Assumed Liabilities (the "Assumption Agreement"). JMAR's assumption of the Assumed Liabilities shall not abrogate any representation, warranty or covenant by Sellers relating to any of the Assumed Liabilities and shall not exclude or interfere with any indemnification to which JMAR may be entitled pursuant to Section 11.1.

      2.3 Excluded Liabilities. JMAR shall not assume any liabilities, obligations or commitments of Sellers (collectively, the "Excluded Liabilities") relating to or arising out of the business, products, services, operations, assets, properties, taxes or deferred taxes of Sellers on or prior to the Closing, or based on any omission or state of facts or events existing or occurring on or prior to the Closing, other than the Assumed Liabilities.

      2.4 Purchase Price. In consideration for the sale, transfer, conveyance, assignment and delivery by Sellers of all of the Purchased Assets to JMAR, at the Closing JMAR will pay or cause to be paid to Sellers the total Purchase Price as follows:

      (a) JMAR will pay the Sellers a total of $250,000 in cash, divided equally between Quist and Drake. One-half of the payment shall be made in the form of cancellation of the $125,000 loan made by JMAR to Sellers pursuant to the Alliance Agreement (the "Loan");

      (b) JMAR will issue and deliver 90,000 shares of JMAR common stock to Quist and 90,000 shares to Drake. If Quist's employment with JMAR terminates for any reason other than (i) termination upon the death or disability of Quist as provided in the form of Employment Agreement attached as Exhibit A hereto, (ii) termination by JMAR for Cause (as defined in Exhibit A), (iii) termination by JMAR because the CORTS Business has been discontinued in substantial part or (iv) termination by Quist without Good Reason (as defined in Exhibit A), then all of Quist's unvested shares shall immediately vest. Otherwise, if Quist is employed by JMAR at the end of the first year after the Closing Date, one-third

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            of his shares shall thereupon vest, with an additional one-third vesting if he is so employed at the end of the second year after the Closing Date and the remaining one-third shall vest if he is employed at the end of the third year after the Closing Date. If Drake's employment with JMAR terminates for any reason other than
            (i) termination upon the death or disability of Drake as provided in Exhibit A, (ii) termination by JMAR for Cause (as defined in Exhibit
            A), (iii) termination by JMAR because the CORTS Business has been discontinued in substantial part or (iv) termination by Drake without Good Reason (as defined in Exhibit A), then all of Drake's unvested shares shall immediately vest. Otherwise, if Drake is employed by JMAR at the end of the first year after the Closing Date, one-third of his shares shall thereupon vest, with an additional one-third vesting if he is so employed at the end of the second year after the Closing Date and the remaining one-third shall vest if he is employed at the end of the third year after the Closing Date. Except as set forth above in this paragraph, upon the termination of employment of Quist or Drake, as the case may be, the unvested shares, if any, held by such person shall be forfeited; and

      (c) On the Closing Date, JMAR will grant to each of Quist and Drake one-half of the right to receive an annual payment (the "Future Payment Right") calculated as follows:

            (i) 2% of the revenue of the CORTS Business for 2004 and for each of the five full fiscal years after the Closing Date;

            (ii) 1% of the revenue of the CORTS Business for each of the next two fiscal years;

            (iii) 25% of the "Residual Income" generated by the CORTS Business for 2004 and for each of the five full fiscal years after the Closing Date; and

            (iv)  4% of Residual Income for the next five full fiscal years.

            The Future Right Payment will be evidenced by a Future Payment Right Certificate executed by JMAR and delivered to Sellers at the Closing.

      (d) The "Residual Income" of the CORTS Business for a given fiscal year shall be defined as the Net Income of the CORTS Business for that fiscal year (computed in accordance with generally accepted accounting principles ("GAAP")), less interest imputed on the average amount of the Total Investment (as defined in Section 2.4(e) below) as of the last day of each fiscal quarter during that fiscal year. The imputed interest for a given fiscal quarter shall be equal to (i) the average of the "prime rate" for that fiscal quarter, plus
            (ii) six percent (referred to herein as the "Applicable Rate").

      (e) The Future Payment Right shall be calculated within 60 days after the end of each fiscal year, shall accrue and shall be deemed to have been earned by Quist

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            and Drake, but no payment of the Future Payment Right will be made to Quist or Drake unless and until the Cumulative Cash (as defined below) is sufficient to repay JMAR's Total Investment in the CORTS Business, plus interest accrued at the Applicable Rate. If the Cumulative Cash is sufficient to repay JMAR's Total Investment in the CORTS Business, plus interest accrued at the Applicable Rate, then Quist and Drake shall be paid in the aggregate the lesser of
            (i) one-half of the Cumulative Cash after deduction of the Total Investment and said accrued interest for the applicable fiscal year or (ii) the total unpaid accrued Future Payment Right. "Total Investment" shall mean all amounts contributed by JMAR under Section 7.2(a) prior to the Closing Date, plus all cash, direct costs paid by JMAR on behalf of the CORTS Business and all other assets contributed by JMAR to the CORTS Business after the Closing Date. JMAR will deliver a statement to Sellers setting forth the Total Investment amount as of the Closing Date and will provide an update of the Total Investment on a quarterly basis thereafter. "Cumulative Cash" shall mean cash or cash equivalents at the end of the subject period minus any outstanding working capital line of credit attributable directly to the CORTS Business.

      (f) The maximum total payment to Sellers as a group under the Future Payment Right shall be $20,000,000 ("Maximum Future Payment").

      (g) Schedule 2.4 hereto sets forth an illustration of the calculations to be made pursuant to this Section 2.4.

                                   ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF SELLERS

      Each of the Sellers represents and warrants on the date hereof and as of the Closing Date to JMAR as follows:

      3.1 Authority Relative to this Alliance Agreement. Each of the Sellers has the full power and authority to execute and deliver this Agreement and the other documents to be executed in connection herewith and to consummate the transactions contemplated hereby. This Agreement and the other documents to be executed in connection herewith have been duly and validly executed and delivered by Sellers and constitute the legal, valid and binding agreement and obligation of Sellers, enforceable against Sellers in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors' rights generally or by general principles of equity, including principles governing the availability of equitable remedies.

      3.2 Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement and related agreements by Sellers nor the consummation of the transactions contemplated hereby will (i) require any consent, approval, authorization or permit from, or filing with or notification to, any governmental or regulatory authority or other third party, except for any such consents, approvals, authorizations, permits, filings or notifications, the absence of which

                                       5
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would not have a material adverse effect on the assets, properties, business or financial condition of the CORTS Business; (ii) conflict with or result in a violation of any provision of (A) any statute, rule, regulation or ordinance which conflict or violation might have a material adverse effect on the assets, properties, business or financial condition of the CORTS Business, or (B) any material order, injunction, judgment, award or decree applicable to Sellers or the CORTS Business; or (iii) result in or require the creation or imposition of any lien upon or with respect to any of the properties or assets of the Sellers related to the CORTS Business.

      3.3 Patents, Trademarks, Trade Names, Etc. Schedule 3.3 hereto is a complete and correct list of (i) all patents, technology, know-how and processes, trademarks, service marks, trade names and copyrights (including all applications for the registration thereof) and all licenses and other agreements relating thereto, and (ii) all agreements relating to third party technology, know-how and processes (collectively the "Intellectual Property"), which are used or are proposed to be used in the CORTS Business and are owned or held by or registered in the name of Sellers or in which Sellers have any rights as licensor, licensee or otherwise. The Intellectual Property is owned by Sellers and Sellers do not have actual knowledge that any Intellectual Property is not valid or in full force and effect, nor have Sellers received any notice or claim that any of the Intellectual Property is invalid or unenforceable. The Intellectual Property which is owned by Sellers is owned free and clear of any license, sublicense, agreement, right, judgment, order, lien, adverse claim, charge or encumbrance of any nature whatsoever. [REDACTED] Sellers own, are licensed, have rights under or have the right to use all patents, trademarks, trade names, copyrights, licenses, technology, know-how, processes and other intellectual property used in or necessary to operate the CORTS Business as it is proposed to be operated. None of the Intellectual Property or any of the technology covered thereby or any of the know-how included therein has been misappropriated from any person, and Sellers are not infringing upon or otherwise acting illegally with regard to any such property owned by any other person, and there is no claim or action by any person pending, or to the knowledge of Sellers threatened, with respect thereto.

      3.4 Litigation. Except for the receipt by JMAR of communications from PointSource Technologies, Inc. ("PST") inquiring into the possibility of JMAR's or Seller's use of PST proprietary information, Sellers have not been served with or otherwise received notice of any pending or threatened claim, legal action, suit, arbitration, governmental investigation or other legal or administrative proceeding relating to the CORTS Business or the CORTS Technology, the Letter Agreement, the Alliance Agreement or the transactions contemplated hereby, and Sellers do not know of any basis therefor. No unsatisfied order, decree or judgment is in effect with respect to the CORTS Business, the CORTS Technology, the Alliance Agreement or the transactions contemplated hereby. No citations, fines or penalties have been asserted against Sellers or the CORTS Business under any federal, state or local law relating to air or water pollution or other environmental protection matters, or relating to occupational health or safety.

      3.5 Properties and Related Matters. Sellers have good and marketable title to, or a valid leasehold interest in, or a valid license to use, all of the tangible personal property used in or material to the business, operations or financial condition of the CORTS Business, in each case free and clear of all security interests, mortgages, deeds of trust, claims, liens, pledges, charges or other encumbrances or adverse claims of any nature whatsoever. To the best of Sellers' knowledge, all of the tangible personal property included in the Purchased Assets is in good order and operating

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condition, ordinary wear and tear excepted, and free from any defects, except such minor defects which do not substantially interfere with the continued use thereof in the conduct of normal operations in the manner and to the extent such assets are presently being used, or are intended to be used.

      3.6 Contracts. Sellers have made available to JMAR complete and correct copies of all written agreements, contracts and commitments, whether written or oral, that relate to the CORTS Business and (i) to which Sellers are a party or by which either or both is bound, or (ii) by which any of the assets, properties or business of the CORTS Business are bound, together with all amendments thereto (collectively, the "Material Contracts"), and accurate descriptions of all oral Material Contracts. Such Material Contracts are in full force and effect and there does not exist thereunder any material default or event or condition which, after notice or lapse of time or both, would constitute a material default thereunder by Sellers or, to the best knowledge of Sellers, by any other party thereto. No consent by any third party is required under any of the Material Contracts as a result of or in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

      3.7 Compliance with Laws and Regulations. Sellers are in compliance, in all material respects, with all existing laws, rules, regulations, ordinances, orders, judgments and decrees now applicable to the business, properties or operations of the CORTS Business as presently conducted. All of permits, concessions, grants, franchises, licenses, filings and other governmental authorizations and approvals which are necessary for the operation by Sellers of the CORTS Business have been duly made or obtained and are in full force and effect, and there are no proceedings pending or, to Sellers' knowledge, threatened which may result in the revocation, cancellation or suspension, or any adverse modification, of any thereof which might have a material adverse impact on JMAR or the CORTS Business in JMAR's hands.

      3.8   Environmental Matters.

            (a) To the best of Sellers' knowledge, Sellers are not in violation of, and have not violated, in any material respect, any applicable federal, state, county or local statutes, laws, regulations, rules, ordinances, codes, licenses and permits of any governmental authorities relating to environmental matters including biological safety in connection with the ownership, use, maintenance or operation of any of the Purchased Assets or conduct of the CORTS Business.

      (b) To the best of Sellers' knowledge, with respect to the CORTS Business and facilities, Sellers have complied in all material respects with all applicable environmental, health and safety statutes, ordinances, orders, rules, regulations and requirements that are applicable to the receipt, handling, use, storage, treatment, shipment and disposal of hazardous and toxic substances (including biological substances) and waste.

      (c) To the best of Sellers' knowledge, except for federal guidelines on BioSafety Level 2 laboratory fabrication, there are no statutes, orders, rules or regulations relating to environmental matters including biological safety requiring any work, repairs, construction or capital expenditures of a material nature with respect to any of the properties, plant or

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      equipment of Sellers used in connection with the CORTS Business.

      (d) To the best of Sellers' knowledge, no hazardous or toxic materials, substances, pollutants, contaminants or wastes (including biological active substances) have been released into the environment, or deposited, discharged, placed or disposed of at, on or near any of the properties, plant, or equipment of the CORTS Business, nor have any of such properties been used at any time as a landfill or a waste disposal site except in compliance in all material respects with all applicable environmental health or safety statutes, ordinances, rules or regulations.

      (e) To the best of Sellers' knowledge, no notices of any violation of any of the matters referred to in subsections (a) through (d) of this
      Section 3.8 relating to any of the properties, plant, equipment or assets of Sellers included within the Purchased Assets, have been received by Sellers or any of their respective affiliates.

      3.9 Expertise and Prior Experience. Quist has investigated light scattering techniques as applied to particle detection since 1980. Quist holds a Ph.D. from UCSB in Physics, a BS degree from Yale and several patents covering particle detection systems. Quist has been developing microorganism detection systems for commercial application since 1995. Quist is currently a member of the board of directors of the Rincon Del Diablo Water District and serves as Rincon's representative to the San Diego County Water Authority (SDCWA). Quist has recently published a peer reviewed paper with the American Water Works Association Research Foundation concerning light scattering for Cryptosporidium detection. Drake has been active in signal processing, radar and data acquisition systems since 1974. Drake has a BSEE from Caltech and holds patents in cryptography and light scattering detection. Drake has served for nine years as the representative from the City of Escondido to the SDCWA. Drake has served in engineering management for 25 years. Quist and Drake have successfully fielded light scattering microorganism detection systems at a major water supplier and at the Super Bowl 2003 in San Diego.

      3.10 CORTS Capabilities. Previous versions of the CORTS system have been characterized by raw false positive rates and the identification rate as measured against all events. To the best of Sellers' knowledge, the proof of concept instrument will have a raw false positive rate for 1, 2 and 4 micron PSL spheres at or below 1 part in a thousand in purified water. To the best of Sellers' knowledge, the identification rate of such spheres will be at or greater than 95% as measured against all events.

      3.11 Investment in JMAR Shares. Each of the Sellers acknowledges and agrees that with respect to JMAR Shares to be acquired hereunder: (i) JMAR Shares are being acquired by each Seller for his own account without the participation of any other person, with the intent of holding such shares for investment and without the intent of participating, directly or indirectly, in a distribution of JMAR Shares and not with a view to, or for resale in connection with, any distribution of such shares or any portion thereof; (ii) JMAR Shares are not being acquired based upon any oral representation by any person with respect to the future value of such shares but rather upon an independent examination and judgment as to the prospects of JMAR; (iii) JMAR Shares to

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be received were not offered to the Sellers by means of publicly disseminated advertisements or sales literature; (iv) each Seller agrees to continue to bear the economic risk of the investment in JMAR Shares for an indefinite period and will not offer for sale, sell or transfer JMAR Shares other than pursuant to an effective registration statement under or exemption from the Securities Act of 1933 (the "Securities Act") and applicable state securities laws, with evidence of compliance therewith satisfactory to JMAR. JMAR shall be entitled to rely upon an opinion of counsel satisfactory to it with respect to compliance with the above laws; (v) JMAR may refuse to permit the transfer of JMAR Shares held by a Seller unless the transfer is pursuant to an effective registration under the Securities Act or unless the request to transfer is accompanied by an opinion of counsel acceptable to JMAR to the effect that neither the sale nor the proposed transfer will result in a violation of the Securities Act or the securities laws of any state or other jurisdiction; and (vi) a legend indicating that JMAR Shares have not been registered under United States federal or state securities laws and referring to the restrictions on transferability and sale of such shares contained herein may be placed on the certificate or certificates evidencing such shares delivered to each Seller or any substitute therefore and any transfer agent of JMAR may be instructed to require compliance therewith.

         3.12 Disclosure. No representation or warranty by Sellers contained in this Agreement nor any statement or certificate furnished or to be furnished by Sellers to JMAR or its representatives in connection herewith or pursuant hereto contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements herein or therein contained not misleading; provided, however, nothing in this Section
3.12 shall be deemed to imply that any statement contained in a draft document was true or complete, or that any estimate or projection will prove to be true or complete after the date made. The representations and warranties contained in this Article III or elsewhere in this Agreement or any document delivered pursuant hereto shall not be affected or deemed waived by reason of the fact that JMAR and/or its representatives knew or should have known that any such representation or warranty is or might be inaccurate in any respect.

                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF JMAR

      JMAR represents and warrants to Sellers as follows:

      4.1 Organization. JMAR is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted.

      4.2 Qualification. JMAR is duly qualified to do business as a foreign corporation and in good standing in the State of California.

      4.3 Authorization of Agreement. JMAR has the requisite corporate power and authority to enter into and deliver this Agreement and to carry out its obligations hereunder. The execution and delivery by JMAR of this Agreement, the performance by JMAR of its obligations hereunder

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and the consummation by JMAR of the transactions contemplated hereby have been or by the Closing will be duly authorized by all necessary corporate action on its part. This Agreement has been duly and validly executed and delivered by JMAR and is the legal, valid and binding agreement and obligation of JMAR, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors' rights generally or by general principles of equity, including principles governing the availability of equitable remedies.

      4.4 Consents and Approvals; No Violations. Neither the execution and delivery of this Agreement or related agreements by JMAR nor the consummation of the transactions contemplated hereby or compliance with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws of JMAR, each as amended to date; (ii) require any consent, approval, authorization or permit from, or filing with or notification to, any governmental or regulatory authority or other third party, except for any such consents, approvals, authorizations, permits, filings or notifications, the absence of which would not have a material adverse effect on the assets, properties, business or financial condition of JMAR; (iii) result in a breach of the terms, conditions or provisions of, or constitute a default (or an event which, upon notice or lapse of time or both, would constitute a default) under or cause, permit or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any material note, bond, deed of trust, mortgage, indenture, lease, license, joint venture, loan or credit agreement or any other material agreement or other material instrument or obligation to which JMAR is a party or by which JMAR or any of its assets may be bound; (iv) conflict with or result in a violation of any provision of (A) any statute, rule, regulation or ordinance which conflict or violation might have a material adverse effect on the assets, properties, business or financial condition of JMAR or (B) any material order, injunction, judgment, award or decree applicable to JMAR or any of its properties or assets; or (v) result in or require the creation or imposition of any lien upon or with respect to any of the properties or assets of JMAR.

      4.5 JMAR Shares. JMAR Shares will, when issued, have been duly authorized and when delivered on the Closing Date, will be duly and validly issued, fully paid and nonassessable shares of Common Stock and will not have been issued in violation of any preemptive or other right of any other person. The issuance of JMAR Shares will be exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

      4.6   SEC Reports, Etc. The common stock of JMAR is registered pursuant to
Section 12(g) of the Securities Exchange Act of 1934 ("Exchange Act") and JMAR has timely filed all proxy statements, reports, schedules, forms, statements and other documents required to be filed by it under the Exchange Act. JMAR has furnished Sellers with copies of (i) its Annual Reports on Form 10-K for the fiscal year ended December 31, 2003 and (ii) its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2004 (collectively, the "SEC Reports"). Each SEC Report was, at the time of its filing, in substantial compliance with the requirements of its respective form and none of the SEC Reports, nor the financial statements (and the notes thereto) included in the SEC Reports, as of their respective filing dates, contained any untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of JMAR included in the SEC Reports comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Securities and Exchange Commission or other applicable rules and regulations with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent that they may not include footnotes or may be condensed) and fairly present in all material respects the financial position of JMAR as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end adjustments).

      4.7 No Omissions or Misrepresentations. None of the statements, representations or warranties made by JMAR in this Agreement, or in any Exhibit or Schedule hereto or in any agreement entered into pursuant hereto, contains any untrue statement of any material fact or omits to state any material fact necessary to be stated in order to make the statements, representations or warranties contained herein or therein not misleading. The representations and warranties contained in this Section 4.7 or elsewhere in this Agreement or any document delivered pursuant hereto shall not be affected or deemed waived by reason of the fact that Sellers and/or its representatives know or should have known that any such representation or warranty is or might be inaccurate in any respect.

                                    ARTICLE V
                                   THE CLOSING

      5.1 Time and Place of Closing. Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, the closing of the sale and purchase contemplated by this Agreement (the "Closing") will take place at the offices of LXT or JMAR on January 7, 2005 or at such time and place as the parties may agree upon. The date upon and time at which the Closing actually occurs is herein referred to as the "Closing Date".

      5.2 Deliveries by Sellers. At the Closing, Sellers will deliver the following to JMAR:

            (i)   The instruments of conveyance contemplated by Section 6.1(h);

            (ii)  The certificate contemplated by Section 6.1(c);

            (iii) Evidence of having obtained consents and releases required by Sellers pursuant to Section 6.1(i);

            (iv) The books and records of Sellers included in the Purchased Assets;

            (v)   The Employment Agreements executed by Quist and Drake; and

            (vi) All other agreements, documents, instruments and writings required to be delivered by Sellers at the Closing pursuant to this Agreement.

      5.3 Deliveries by JMAR. At the Closing, JMAR will deliver the following to Sellers:

            (i)   Two checks in the total amount of $125,000;

            (ii) Cancelled original Promissory Notes executed by Sellers, together with Security Agreements, UCC Termination Statements and other documents and instruments evidencing cancellation of the Loan;

            (iii) A stock certificate for 90,000 shares of JMAR common stock issued in the name of Quist and a stock certificate for 90,000 shares of JMAR common stock issued in the name of Drake;

            (iv) A Future Payment Right Certificate executed by JMAR in favor of the Sellers;

            (v)   The certificate contemplated by Section 6.2(c);

            (vi)  The Assumption Agreement executed by JMAR;

            (vii) The legal opinion contemplated by Section 6.2(d);

            (viii) The Employment Agreements executed by JMAR; and

            (ix) All other agreements, documents, instruments and writings required to be delivered by JMAR at the Closing pursuant to this Agreement.

                                   ARTICLE VI
                               CLOSING CONDITIONS

      6.1 Conditions to Obligations of JMAR. The obligations of JMAR to perform this Agreement and its obligations hereunder are subject to the satisfaction on or prior to the Closing Date of each of the following conditions, unless waived by JMAR:

      (a) All representations and warranties of Sellers contained in the Alliance Agreement and in Article III hereof shall be true and correct when made and on and as of the Closing Date as though made on and as of the Closing Date;

      (b) All covenants, agreements and obligations required by the terms of this Agreement to be performed by Sellers at or before the Closing Date shall have been duly and properly performed.

      (c) There shall be delivered to JMAR a certificate executed by Sellers as of the Closing Date, certifying that the conditions set forth in paragraphs (a) and (b) of this Section have been fulfilled.

      (d) JMAR shall be satisfied with all intellectual property matters, including having determined that any modifications to the design of the Proof of Concept, alpha or beta products that are required in order to avoid infringement of the PointSource patents can be made without significant adverse impact on the operation or economics of those units. The satisfaction of this condition shall not operate as a waiver of the representations of Sellers in Section 3.3 above.

      (e) JMAR's Board of Directors shall have approved the execution by JMAR of this Agreement and the performance by JMAR of the transactions contemplated herein.

      (f) Quist and Drake shall have entered into Employment Agreements with JMAR in the form of Exhibit A hereto.

      (g) All of the Milestones (as defined in Section 7.2(a) hereof) that are required to have been satisfied as of the Closing Date shall have been satisfied.

      (h)   JMAR shall have received from Sellers:

            (i) a bill of sale and assignment, in form and substance satisfactory to JMAR and Sellers, conveying good and marketable title to the Purchased Assets to JMAR, free and clear of all encumbrances;

            (ii) assignments, in form and substance satisfactory to JMAR, of the contracts, agreements, licenses, instruments (including purchase and sales orders), leases, joint venture agreements, claims, rights, copyrights, patents, trade secrets, other intangible properties, included in the Purchased Assets pursuant to Section 2.1;

            (iii) such other good and sufficient instruments of conveyance, assignment and transfer, satisfactory in form and substance to JMAR, as shall be effective to vest in JMAR valid, good and marketable title to the Purchased Assets free and clear of all encumbrances.

      (i) All licenses, permits, authorizations, consents and approvals of and filing with or notification to any United States or foreign governmental or regulatory body required to be obtained or made in connection with the consummation of the transactions contemplated by this Agreement shall have been duly obtained or made by or on behalf of Sellers or JMAR, as the case may be, and all consents of other third parties required to have been obtained in connection with the consummation of such transactions shall have been obtained by or on behalf of Sellers or JMAR, as the case may be.

      6.2 Conditions to Obligations of Sellers. The obligations of Sellers to perform this Agreement and their respective obligations hereunder are subject to the satisfaction on or prior to the Closing Date of each of the following conditions, unless waived by the Sellers:

      (a) All representations and warranties of JMAR contained in Article IV hereof shall be true and correct when made and on and as of the Closing Date as though made on and as of the Closing Date.

      (b) All covenants, agreements and obligations required by the terms of this Agreement to be performed by JMAR at or before the Closing shall have been duly and properly performed.

      (c) There shall be delivered to Sellers a certificate executed by an officer of JMAR, dated as of the Closing Date, certifying that the conditions set forth in paragraphs (a) and (b) of this Section have been fulfilled.

      (d) Sellers shall have received an opinion letter of Joseph G. Martinez, General Counsel of JMAR, dated as of the Closing Date, in form and substance agreed to by the parties.

      (e) JMAR shall have entered into Employment Agreements with Quist and Drake in the form of Exhibit A hereto.

                                   ARTICLE VII
                            COVENANTS OF THE PARTIES

      7.1 Funding of Seed Stage. Subject to JMAR's maximum financial commitment set forth in Section 7.2 below and the satisfaction of the Milestones (as defined in Section 7.2(a) below), during the Seed Stage JMAR agrees to provide funding and other resources to complete the activities set forth on
Schedule 7.2(a) hereto. These activities include the design, construction and testing of a proof of concept model of the CORTS system, two alpha models and five beta models.

      7.2   Maximum Funding Commitment.

      (a) JMAR's total financial commitment during the Seed Stage shall not exceed $1,000,000, including cash outlay, cost of labor (including applicable overhead and general and administrative burden), consulting fees paid to Quist and Drake and to other consultants (including those directly engaged by JMAR with Sellers' consent), the cost of facility improvements, equipment and materials and the value of assets contributed directly by JMAR. JMAR agrees to continue to provide the monetary and non-monetary contributions described above during the Seed Stage for so long as (i) the milestones listed on Schedule 7.2(a) hereto ("Milestones") are met in accordance with the schedule set forth thereon, and (ii) the costs to complete the Seed Stage have not exceeded, and are not expected by JMAR to exceed, the total budgeted costs set forth on
Schedule 7.2(b) hereto (the "Budgeted Costs"). In the event that the Milestones are not met in accordance with Schedule 7.2(a) or the total costs of the Seed Stage are expected to exceed the Budgeted Costs, then JMAR shall have the right to terminate this Agreement pursuant to Section 9.1(b) below. The total financial commitment described above shall be exclusive of the Loan.

      (b) JMAR agrees to make available to Sellers certain of its engineering and other technical personnel and other staff to support completion of the Seed Stage activities. The specific personnel and scheduling of such personnel shall be determined by JMAR in its sole discretion. In the event that the personnel required to complete the Seed Stage tasks are not available from JMAR, JMAR and Sellers shall work together to identify and retain appropriate consultants or other employees for the performance of the required tasks.

      7.3 No Shop Provision. Until the termination of this Agreement, Sellers agree that neither Sellers nor any of their respective agents, representatives or affiliates will, directly or indirectly, solicit, encourage, negotiate or enter into any transaction with any other person with respect to the sale or license of, or other transfer of rights to, the CORTS Business or the CORTS Technology, nor will Sellers participate in any negotiations regarding or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek to do any of the foregoing. In the event of a material violation of any of the provisions of this
Section 7.3 by one or both of the Sellers resulting in the failure to consummate the transactions contemplated by this Agreement, Sellers will reimburse JMAR for all of its actual costs incurred after the execution of the Letter Agreement and before the termination of this Agreement.

      7.4 D&O Indemnification and Insurance Coverage. JMAR agrees that as officers and/or employees of JMAR, Quist and Drake shall be entitled to the same indemnification protections that are generally available to JMAR employees and officers, as the case may be, as well as the benefits of any applicable JMAR's directors and officers liability insurance coverage as in effect from time to time. Prior to the Closing Date, JMAR will provide Sellers with a summary of the terms of its then current directors and officers insurance coverage and other information relevant to its obligations to indemnify its employees for their actions in the course of their employment.

      7.5 Subsequent Sale of Business. In the event that after the Closing JMAR sells the CORTS Business, then JMAR will pay Sellers the lesser of (i) 50% of the gain (calculated in accordance with GAAP) over JMAR's Total Investment in the CORTS Business or (ii) the remaining unpaid amount of the Maximum Future Payment (defined in Section 3.5(f) above). If after the Closing Date JMAR decides to discontinue its support or otherwise dispose of the CORTS Business, then it will first offer to sell the assets of the CORTS Business (including Intellectual Property) to Quist and Drake on terms that will include the repayment to JMAR of its Total Investment in the CORTS Business, plus interest accrued at the Applicable Rate (as defined in Section 3.5(d)), either in the form of a purchase price payment, the payment of a royalty of 5% of future revenues from the sale of systems using the CORTS Technology, or some combination of purchase price and royalty. In the event of a sale, merger or other transfer of the stock or assets of JMAR, the acquiring party (or surviving party in a merger) shall be required to assume JMAR's obligations under this Agreement.

      7.6 Further Agreements of Sellers and JMAR. Sellers shall, upon the reasonable request of JMAR from time to time, execute and deliver to JMAR such further bills of sale, endorsements and other good and sufficient instruments of title, conveyance, transfer and assignment, as may be necessary or desirable in order to vest in JMAR all right, title and interest in and to any and all of the Purchased Assets to the extent contemplated by this Agreement. Sellers and JMAR agree to cooperate in order to obtain all necessary consents to the transfer to JMAR of any rights constituting part of the Purchased Assets.

                                  ARTICLE VIII
                           NON-COMPETITION PROVISIONS

      As additional consideration for and a material inducement to JMAR to enter into this Agreement and in order to assure JMAR that it will receive the full value of its purchase of the CORTS Business, each of the Sellers hereby makes the following covenants to JMAR:

      8.1 Without the prior consent of JMAR, each of the Sellers agrees that he shall not, as a partner, employee, officer, director, manager, agent, associate, investor, or otherwise, directly or indirectly, own, purchase, organize or take preparatory steps for the organization of, build, finance, acquire, lease, operate, manage, or invest in any business, or permit his name to be used or employed in connection with any business primarily involving the scattering of light to detect particles in fluids; provided, however, that the foregoing shall not prohibit the ownership of securities of corporations which are listed on a national securities exchange or traded in the national over-the-counter market in an amount which shall not exceed 5% of the outstanding shares of any such corporation.

      8.2 The covenants and other provisions contained herein shall cover the activities of each of the Sellers in every part of the world.

      8.3 The covenants contained in this Article VIII shall be effective as to each of the Sellers until the fifth anniversary of the Closing Date.

      8.4 The covenants contained in this Article VIII shall be construed as if each covenant is divided into separate and distinct covenants in respect of the CORTS Business, each capacity in which each of the Sellers is prohibited from competing and each part of the Territory in which the CORTS Business is carrying on its business. Each such covenant shall constitute separate and several covenants distinct from all other such covenants.

      8.5 Each of the Sellers recognizes that the territorial restrictions contained in this Article VIII are properly required for the adequate protection of the CORTS Business and that in the event any covenant or other provision contained in this Article VIII shall be deemed to be illegal, unenforceable, or unreasonable by a court or other tribunal of competent jurisdiction with respect to any part of the Territory, such covenant or provision shall not be affected with respect to any other part of the Territory, and each of the Sellers agrees and submits to the reduction of said territorial restriction to such an area as said court shall deem reasonable.

      8.6 Each of the Sellers acknowledges that (i) the covenants and the restrictions contained in this Article VIII are necessary, fundamental, and required for the protection of the CORTS Business; (ii) such covenants relate to matters which are a special, unique, and extraordinary character that gives each of such covenants a special, unique, and extraordinary value; and (iii) a breach of any of such covenants or any other provision of this Article VIII will result in irreparable harm and damages to JMAR which cannot be adequately compensated by a monetary award. Accordingly, it is expressly agreed by each of the Sellers that in addition to all other remedies available at law or in equity, JMAR shall be entitled to the immediate remedy of a temporary restraining order, preliminary injunction, or such other form of injunctive or equitable relief as may be used by any court of competent jurisdiction to restrain or enjoin each of the Sellers from breaching any such covenant or provision or to specifically enforce the provisions hereof.

                                   ARTICLE IX
                            TERMINATION OF AGREEMENT

      9.1 Termination. This Agreement may be terminated at any time prior to the Closing by:

      (a) The mutual consent of Sellers, on the one hand, and JMAR, on the other hand; or

      (b)   JMAR, if the Milestones have not been achieved in accordance with
      Schedule 7.2(b) hereto, or if the costs have exceeded, or if the costs are projected by Sellers and JMAR to exceed, the Budgeted Costs (as defined in Section 7.2(b)); or

      (d) JMAR or the Sellers, if the Closing has not occurred by January 7, 2005 through no fault of the terminating party; or

      (e) JMAR, if Sellers shall have materially breached or failed in any material respect to comply with any of their obligations under this Agreement, or any representation or warranty of Sellers contained in the Alliance Agreement or in this Agreement shall have been inaccurate when made in any material respect; or

      (f) Sellers, if JMAR shall have materially breached or failed in any material respect to comply with any of its obligations under this Agreement, or any representation or warranty of JMAR contained in the Alliance Agreement or in this Agreement shall have been inaccurate when made in any material respect.

      9.2 Procedure and Effect of Termination.

      (a) In the event of termination of this Agreement by either or both of Sellers or JMAR, pursuant to Section 9.1, written notice thereof shall forthwith be given by the terminating party to the other party hereto, and this Agreement shall thereupon terminate and shall become void and have no effect, and the transactions contemplated hereby and thereby shall be abandoned, without further action by either of the parties hereto.

      (b) In the event that JMAR terminates this Agreement pursuant to Section 9.1(a), (b), (c) or (d) above, or in the event that Sellers terminate this Agreement pursuant to Section 9.1(f) above, then JMAR shall assign and transfer all property and rights acquired or created during the Seed Stage to Sellers and shall confirm Sellers' ownership of all of the intellectual property and other rights to the CORTS Technology. In consideration for said transfer and confirmation of rights, Sellers will grant JMAR a royalty of 5% of future revenues from the sale of systems using the CORTS Technology until JMAR's Total Investment (as defined in Section 2.4(e) above) in the Seed Stage is repaid. In the event that JMAR terminates this Agreement pursuant to Section 9.1(e) above, then JMAR shall retain all property and rights that it provided or otherwise contributed to the CORTS Business during the Seed Stage.

                                    ARTICLE X
                   SURVIVAL OF REPRESENTATIONS AND WARRANTIES
                               OF SELLERS AND JMAR

All representations and warranties of JMAR, on the one hand, and Sellers, on the other, in this Agreement or in any document or other papers delivered pursuant to or in connection with this Agreement shall survive the Closing and shall expire and be deemed terminated and extinguished on the second anniversary of the Closing Date.

                                   ARTICLE XI
                                 INDEMNIFICATION

      11.1 Obligation of Sellers. Subject to the limitation on Sellers' liability under Section 11.4 below, each of the Sellers, jointly and severally, agrees to indemnify, defend and hold harmless JMAR and its directors, officers, employees, agents, subsidiaries and affiliates, and their respective successors and assigns from and against all losses, liabilities, damages, deficiencies, costs or expenses, including interest, penalties and reasonable attorneys' fees and disbursements ("Losses") which any of them shall incur or suffer based upon, arising out of or otherwise in respect of or involving (a) any inaccuracy in or any breach of any representation, warranty, covenant or agreement of Sellers contained in this Agreement or in any document or other papers delivered by Sellers pursuant to this Agreement which was not waived by JMAR prior to Closing, or (b) any liability, obligation, debt or commitment of Sellers, not included in the Assumed Liabilities, or (c) any third-party claim or claims made or threatened against JMAR or affecting any portion of the Purchased Assets which arise out of the operation of the CORTS Business prior to the execution of the Letter Agreement.

      11.2 Obligation of JMAR to Indemnify. JMAR agrees to indemnify, defend and hold harmless Sellers and their respective successors and assigns from and against all Losses which any of them shall incur or suffer based upon, arising out of or otherwise in respect of or involving (a) any inaccuracy in or breach of any representation, warranty, covenant or agreement of JMAR contained in this Agreement or in any document or other papers delivered by JMAR pursuant to this Agreement which was not waived by Sellers prior to Closing, or
(b) any liability, obligation, debt or commitment included in the Assumed Liabilities, or (c) any third-party claim or claims made or threatened against Sellers which arise out of or involve the operation of the CORTS Business after the execution of the Letter Agreement; provided, however, JMAR shall not be obligated to indemnify Sellers for Losses which are finally judicially determined to have resulted from the gross negligence or willful misconduct of Sellers, including Losses arising from the misappropriation of the trade secrets of another person. JMAR shall have no obligation to indemnify Sellers against Losses arising from their pursuit of the CORTS Business or their use of the CORTS Technology after termination of this Agreement.

      11.3 Notice and Opportunity to Defend.

      (a) Notice of Asserted Liability. Promptly after receipt by any party hereto (the "Indemnitee") of notice of any demand, claim or circumstances that would give rise to a claim or the commencement (or threatened commencement) of any action, proceeding or investigation (an "Asserted Liability") that may result in a claim for indemnification under Section
      11.1 or 11.2, the Indemnitee shall give notice thereof (the "Claims Notice") to the party obligated to provide indemnification pursuant to
      Section 11.1 or 11.2 (the "Indemnifying Party"). The Claims Notice shall describe the Asserted Liability in reasonable detail, and shall indicate the amount (estimated, if necessary) of the loss or damage that has been or may be suffered by the Indemnitee.

      (b) Opportunity to Defend. The Indemnifying Party may elect to compromise or defend, at its own expense and by its own counsel, any Asserted Liability. If the Indemnifying Party elects to compromise or defend such Asserted Liability, it shall within 30 days of receipt of the Claims Notice notify the Indemnitee of its intent to do so, and the Indemnitee shall cooperate in the compromise of, or defense against, such Asserted Liability. The Indemnifying Party shall reimburse the Indemnitee for all out-of-pocket costs incurred by the Indemnitee in connection with such cooperation. If the Indemnifying Party elects not to compromise or defend the Asserted Liability, fails to notify the Indemnitee of its election as herein provided or contests its obligation to indemnify under this Agreement, the Indemnitee may pay, compromise or defend such Asserted Liability. Notwithstanding the foregoing, neither the Indemnifying Party nor the Indemnitee may settle or compromise any claim over the objection of the other, provided, however, that consent to settlement or compromise shall not be unreasonably withheld. In any event, the Indemnitee and the Indemnifying Party may participate, at their own expense, in the defense of such Asserted Liability. If the Indemnifying Party chooses to defend any claim, the Indemnitee shall make available to the Indemnifying Party any books, records or other documents within its control that are necessary or appropriate for such defense, subject to reasonable confidentiality protections.

      11.4 Limitation of Liability. The Sellers' liability for indemnification under Section 11.1 hereof shall be limited to an offset by JMAR against payments to Sellers under the Future Payment Right (as defined in Section 2.4(c) above).

                                   ARTICLE XII
                            MISCELLANEOUS PROVISIONS

      12.1 Waiver and Amendment. Any term or provision of this Agreement may be waived at any time by the party which is entitled to the benefits thereof, but only in a writing signed by such party, and this Agreement may be amended or supplemented at any time, but only by written agreement of Sellers and JMAR. Any such waiver with respect to a failure to observe any such provision shall not operate as a waiver of any subsequent failure to observe such provision unless otherwise expressly provided in such waiver.

      12.2 Expenses. Except as otherwise provided in this Agreement, Sellers and JMAR shall pay their respective expenses separately incurred in connection with this Agreement and the transactions contemplated hereby and thereby.

      12.3 Entire Agreement. This Agreement and the additional written agreements called for herein together contain the entire agreement between Sellers and JMAR with respect to the purchase and sale of the business and assets of the CORTS Business and the related transactions and supersede all prior arrangements or understandings with respect thereto, including the Letter Agreement, dated April 16, 2004, between JMAR and the Sellers and the Alliance Agreement, dated June 10, 2004, between JMAR and the Sellers. There have been no oral representations or warranties and neither party has relied on any representation not contained herein.

      12.4 Assignment. This Agreement and each other agreement entered into pursuant hereto and all of the provisions hereof and thereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder and thereunder, shall be assigned by either party hereto or thereto without the prior written consent of the other party. Sellers hereby agree that notwithstanding the foregoing or the fact that this Agreement shall have been executed by JMAR directly, JMAR may, at its option, cause the transactions contemplated hereby to be consummated by (i) a newly-formed subsidiary or subsidiaries of JMAR to be organized for the purpose of consummating this transaction or (ii) any other affiliated corporation of JMAR; provided, however, that JMAR's obligations shall be retained or guaranteed by JMAR. This Agreement is not intended to confer upon any other party, except the parties hereto, any rights or remedies hereunder.

      12.5 Counterparts. This Agreement may be executed in any number of counterparts, each of which independently shall have the same effect as if it were the original and all of which taken together shall constitute one and the same document. Executed signature pages which are transmitted by facsimile to the other party shall be deemed to have been delivered on the date so transmitted provided that an originally executed signature is delivered to the other party within 3 business days thereafter.

      12.6 Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein shall be validly given, made or served, if in writing and delivered personally, sent by registered or certified mail, postage prepaid, sent by established overnight delivery service, or transmitted by fax (except for legal process) to:

            If to JMAR:

            JMAR Technologies, Inc.
            5800 Armada Drive
            Carlsbad, California 92008
            Attention:  General Counsel
            Fax: 760-602-3299

            If to Sellers:

            Gregory M. Quist
            2166 Weiss Way
            Escondido, California  92029
            Fax: 760-746-1942

            David A. Drake
            325 Rock Ridge Place
            Escondido, California 92027
            Fax: 760-489-6583

            With a copy to:

            Richard L. Seidenwurm, Esq.
            Solomon Ward Seidenwurm & Smith, LLP
            401 B Street, Suite 1200
            San Diego, CA  92101
            Fax: 619-231-4755

or to such other address or fax number as any party hereto may, from time to time, designate in a written notice given in a like manner. Notice given by mail as set out above shall be deemed delivered three days after the date it is postmarked. Notice given by overnight delivery service shall be deemed delivered when received. Notice given by fax shall be deemed given when transmitted, provided that the sender retains a written confirmation of such transmission and mails an original thereof to the other party within one business day after said transmission.

      12.7 Arbitration. Any dispute, claim or controversy arising out of or relating to this Agreement or breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this Agreement to arbitrate, shall be determined by arbitration in San Diego County, California, before a sole arbitrator, in accordance with the laws of the State of California for agreements made in and to be performed in that State. The arbitration shall be administered by JAMS pursuant to its Streamlined Arbitration Rules and Procedures. Judgment on the Award may be entered in any court having jurisdiction.

      12.8 Interpretation. The parties acknowledge that this Agreement has been negotiated by both parties and that neither this Agreement nor any of its provisions should be interpreted for or against any party on the basis said party or its attorney drafted the Agreement or the provision in question.

      12.9 Severability. If any provision of this Agreement is declared by a court of competent jurisdiction or arbitrator to be invalid, void or unenforceable, the remaining provisions of this Agreement nevertheless will continue in full force and effect without being impaired or invalidated in any way.

      12.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

      12.11 Attorneys' Fees. In the event suit is commenced to enforce or contest this Agreement, or any portion thereof, the prevailing party in such suit shall be entitled to recover from the non-prevailing party all fees, costs and expenses of enforcing any right of such prevailing party under and with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

      12.12 Force Majeure. Whenever a period of time is prescribed for action by a party hereunder, such party shall not be responsible for, and there will be excluded from the computation for such period of time, any delays due to an event of force majeure, including but not limited to strikes, riots, acts of God, war, governmental laws, regulations or restrictions of general application to the public at large, or any other causes beyond the control of such party.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

JMAR TECHNOLOGIES, INC.

By: /s/ RONALD A. WALROD
    Ronald A. Walrod, President and
    Chief Executive Officer

/s/ GREGORY M. QUIST
Gregory M. Quist, doing business as The LXT Group

/s/ DAVID A. DRAKE
David A. Drake, doing business as The LXT Group

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                                List of Schedules

Schedule 2.4 - Calculation of Residual Income (Illustration)

Schedule 3.3 - List of Intellectual Property

Schedule 7.2(a) - Seed Stage Activities and Seed Stage Milestones

Schedule 7.2(b) - Budgeted Costs

Exhibits:

Exhibit A - Form of Employment Agreement

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

                                    EXHIBIT A

                              EMPLOYMENT AGREEMENT

            THIS EMPLOYMENT AGREEMENT (herein "Agreement") is entered into as of January ___, 2005, by and between JMAR Technologies, Inc. ("JMAR" or the "Company") and [Gregory Quist] [or] [David Drake] ("Executive").

                                    Recitals

      WHEREAS, JMAR desires to retain the services of Executive; and

      WHEREAS, Executive desires to be employed by JMAR.

      NOW, THEREFORE, JMAR and Executive agree as follows:

1. Employment/Title/Responsibilities. The Company hereby employs Executive, and Executive hereby accepts such employment as [Chief Scientist] [or] [Chief Engineer] of the Company. Executive shall do and perform such other services, acts or things as shall be required of him from time to time by the Company, including those functions and responsibilities described on
      Schedule 1 hereto, and shall comply with the directives, policies, procedures and requirements issued or established from time to time by the Company. Executive shall at all times during his employment by the Company (unless otherwise agreed in writing by the Company) devote his entire productive time, energies, ability and attention to the business of the Company and perform faithfully and diligently such duties and responsibilities to the best of his abilities; provided, however, that Executive shall be entitled to vacation time and time off for sickness and disability in accordance with the policies of the Company in effect from time to time. [For Quist Agreement: Company acknowledges that Executive is, and may continue to be, a director of Rincon Del Diablo Municipal Water District and San Diego County Water District and that acting as such and receiving compensation therefor shall not constitute a violation of any provision of this Agreement.]

2.    Compensation/Benefits.

      2.1 As compensation for the services provided by Executive under this Agreement, JMAR will pay him an annual salary of $150,000 (Base Pay), payable in accordance with JMAR's usual payroll procedures. Executive's base pay shall be reviewed at least annually by JMAR's Chief Executive Officer, and in the Chief Executive Officer's sole discretion, may be increased at any time.

      2.2 Executive shall have the right to participate in such pension, profit sharing, bonus, group insurance or similar employee benefit plans established by the Company for the benefit of senior management of the Company, for so long as any such plan is maintained in effect for the benefit of such class, with Executive's participation or share therein being

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

      determined by the provisions and requirements of the respective plan. Executive shall commence accruing vacation at the rate of four weeks per year and beginning after his sixth year of service shall accrue one additional day of vacation for each additional year of service up to a maximum of five weeks per year. A summary of the Company's benefits plans has been provided to Executive.

      2.3 All payments from the Company to Executive pursuant to this Agreement, including salary or other amounts paid pursuant to Sections 2.1 above or otherwise, shall be subject to such payroll tax, withholding, social security and other deductions as may be required by any Federal, state or local law, rule or regulation, which the Company may reasonably deem to be applicable thereto.

      2.4 The Company shall pay or reimburse Executive for all reasonable expenses incurred by Executive on the business of the Company and for the promotion of its business, provided such expenses are pre-approved in writing by the Company or are consistent with the written policies and guidelines approved by the Company and in effect from time to time.

3. Term of Agreement. This Agreement shall be for a three (3) year period (the "Employment Period") beginning on the date first mentioned above, and if not previously terminated pursuant to the terms of this Agreement, the Employment Period shall end three (3) years later.

4.    Termination of Agreement.

      (a) Without Cause or for Good Reason. In the event that Executive's employment is terminated by the Company without Cause, or is terminated by Executive for Good Reason, the Company shall continue to pay the Base Pay to Executive on a bi-weekly basis for the remainder of the Employment Period.

      (b) Cause. Notwithstanding the provisions of Section 3 of this Agreement, this Agreement shall terminate automatically for Cause (as defined herein) upon written notice from the Board of Directors of Company to Executive. If this Agreement is terminated for Cause, all of Executive's rights under this Agreement shall cease as of the effective date of such termination and all of the Company's compensation and employment obligations under this Agreement shall terminate.

      (c) Voluntary Termination. Notwithstanding the provisions of Section 3 of this Agreement, in the event that Executive voluntarily terminates his employment not for Good Reason, all of Executive's rights under this Agreement shall cease as of the effective date of termination and all of the Company's compensation and employment obligations under this Agreement shall terminate.

      (d) Disability. Notwithstanding the provisions of Section 3 of this Agreement, if, as a result of physical or mental injury or impairment, Executive is unable to perform all of the essential job functions of his position on a full time basis, taking into account any

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

      reasonable accommodation required by law, and without posing a direct threat to himself and others, for a period up to one hundred eighty (180) days, all obligations of the Company to pay Executive the compensation as set forth in this Agreement are suspended. Executive further agrees that should he remain unable to perform all of the essential functions of his position on a full time basis, taking into account any reasonable accommodation required by law, and without posing a direct threat to himself or others, after one hundred eighty (180) days, the Company will suffer an undue hardship by continuing Executive in his position. Upon this event, all compensation and employment obligations of the Company under this Agreement shall cease (except Executive's rights under the Company's then existing short term and/or long term disability plans, if any), and this Agreement shall terminate.

      (e) Death. Notwithstanding the provisions of Section 3 of this Agreement, this Agreement shall terminate automatically upon Executive's death and Executive's rights under this Agreement shall cease as of the date of such termination.

5.    Definitions

      5.1 Good Reason: For purposes of this Agreement, "Good Reason" means that any of the following are undertaken without Executive's express written consent: (a) the assignment to Executive of any duties or responsibilities which result in any diminution or adverse change of Executive's position, status or circumstances of employment; (b) a reduction by the Company in Executive's Base Salary; (c) the taking of any action by the Company which would adversely affect Executive's participation in, or reduce Executive's benefits under, the Company's benefit plans (including equity benefits) as of the time this Agreement is executed, except to the extent the benefits of all other executive officers of the Company are similarly reduced; (d) a relocation of Executive's principal office to a location outside of San Diego County, California; (e) any breach by the Company of any material provision of this Agreement; or (f) a Change of Control.

      5.2 Cause: For the purposes of this Agreement, "Cause" means: (i) an intentional action or intentional failure to act by Executive which was performed in bad faith and to the material detriment of the Company; (ii) Executive intentionally refuses or intentionally fails to act in accordance with any lawful and proper direction or order of the Chief Executive Officer or the Board; (iii) Executive willfully and habitually neglects the duties of employment or violates Section 9 of this Agreement; or (iv) Executive intentionally violates the provisions of the Employee Confidentiality and Inventions Agreement or Section 8 of this Agreement; provided, however, that in the event that any of the foregoing events under clauses (i), (ii), (iii) and (iv) above is capable of being cured, the Company shall provide written notice to Executive describing the nature of such event and Executive shall thereafter have ten (10) business days to cure such event.

      5.3 Change of Control: For purposes of this Agreement, a Change of Control means: (a) any sale, merger, consolidation, tender offer or similar acquisition of shares, as a result of which at least a majority of the voting power of the Company is not held, directly or indirectly, by the persons or entities who held the Company's securities with voting

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

      power before such transaction, or (b) a sale or other disposition of all or a substantial part of the Company's assets.

6. Confidential Information. Concurrently herewith, Executive shall enter into an Employee Confidentiality and Inventions Agreement with JMAR in the form provided to Executive.

7. No Violation of Other Contracts. Executive represents and warrants that the execution, delivery and performance of this Agreement by Executive does not and will not result in a breach of or violation of, or constitute a default under, any agreement to which Executive is a party or by which Executive is bound.

8. No Conflicts of Interest. Unless agreed to by Company, Executive does not now, and during the term of his employment, will not have any financial interest, whether by stock ownership or otherwise, in any entity which is a supplier, customer or competitor of the Company; provided, however, that the foregoing shall not prohibit the ownership of securities of corporations which are listed on a national securities exchange or traded in the national over-the-counter market in an amount which shall not exceed 1% of the outstanding shares of any such corporation.

9. Compliance with JMAR's Rules. Executive agrees to comply with all of the rules, regulations and standard practices of JMAR as in effect from time to time. JMAR will provide Executive with all such current rules, regulations and standard practices and all future updates.

10.   General Provisions.

      10.1 Assignment. Neither the rights nor obligations under this Agreement may be assigned, transferred, pledged or hypothecated by any party hereto, except that this Agreement shall be binding upon and inure to the benefit of any successor of JMAR.

      10.2 Notices. Any notice required or permitted to be given under this Agreement shall be deemed to have been duly given if in writing and if personally delivered or sent by registered or certified mail, return receipt requested, with postage prepaid:

                  if to JMAR:

                  JMAR Technologies, Inc.
                  5800 Armada Drive
                  Carlsbad, California 92008
                  Attn: General Counsel

                  If to the Employee:

                  [Gregory Quist] [or] [David Drake]

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

      Any party may change the address to which notices are to be sent to it or him by giving ten days' written notice of such change of address to the other party in the manner above provided for giving notice. Notices will be considered delivered on the date of personal delivery or on the date of deposit in the United States mail in the manner above provided for giving notice by mail.

      10.3 Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in San Diego County, California, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award of the arbitrator(s) shall be entered in any court with appropriate jurisdiction as the final binding judgment. The provisions of California Code of Civil Procedure Section 1283.05 (related to the availability of certain discovery procedures) are hereby incorporated into and made applicable to this Agreement. In addition to any other relief as may be granted, the prevailing party shall be entitled to reasonable attorneys' fees in such arbitration, with the amount thereof to be determined by the arbitrator or the court.

      10.4 Counterparts. This Agreement may be executed in several counterparts, and all counterparts so executed shall constitute one agreement binding on all of the parties hereto notwithstanding that all parties are not signatory to the original or same counterpart.

      10.5 Entire Agreement. This Agreement constitutes the entire agreement and understanding between Executive and JMAR with respect to the employment of Executive, and supersedes all other agreements, written or oral, regarding such employment. This Agreement may be altered or amended only by a written instrument executed by each of the parties hereto.

      10.6 Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

      10.7 Interpretation of Agreement. In the event of any arbitration or other dispute, neither this Agreement nor any provision hereof shall be interpreted for or against any party on the basis said party or its attorney drafted the Agreement or provision in question.

      10.8 Waiver. The waiver by any party hereto of a breach of any of the provisions of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach hereof by such party.

      10.9 California Law. This Agreement shall be governed by and considered in accordance with the laws of the State of California.

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

      10.10 Headings. The subject headings of the Sections of this Agreement are included for the purposes of convenience only and shall not affect the construction or interpretation of any term or provision hereof.

AGREED TO AND ACCEPTED BY:

Employer:                                                 Employee:

JMAR TECHNOLOGIES, INC.

By: DRAFT                                                 DRAFT
       Joseph G. Martinez, Senior Vice                    [Gregory Quist] [or]
         President and General Counsel                    [David Drake]

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                                   Schedule 1
                           (Specific Responsibilities)

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